Exhibit 10.1


                                     TRUMP
                          ENTERTAINMENT RESORTS, INC.
                                 1000 BOARDWALK
                            ATLANTIC CITY, NJ 08401
                                PH: 609-449-6496
                                FX: 609-449-6586


                                                September 12, 2005

James Rigot

Dear James:

         This letter agreement (the "Agreement") will confirm your employment with Trump Plaza Associates, LLC ("Trump") a subsidiary of Trump Entertainment Resorts Holdings, L.P. ("TERH).

         Your starting date of employment will be October 10, 2005.

Position:             General Manager, Trump Plaza Associates, LLC
                      (or such other position as TERH may reasonably request of equivalent status and compensation and which you are qualified for by training and experience)

Base Salary:          Annual Salary of $425,000 at start date, $450,000 at first anniversary of employment (After second year of employment reviewed annually and adjusted in accordance with current
                      Trump policy)

Bonus: $325,000 payable within fifteen (15) days of commencement of employment. Such sum to be reimbursed pro rata should you terminate your employment on your own initiative within twelve months of the commencement thereof.

Annual Bonus:         50% - 100% of base salary based upon achievement of
                      financial parameters and approval of the Compensation
                      Committee of TERH.


Long Term Incentive:  Initial grant of 15,000 restricted shares, with all restrictions lapsing in one third increments on September 30, 2006, 2007, and 2008. Will become eligible following approval by the Compensation Committee for grants of equity compensation awards or options under any long term incentive program adopted by TERH. In the event of a Change of Control, all vesting restrictions will lapse.

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COBRA Reimbursement:  Up to six (6) months until eligible under the Company
                      Plan.

Benefits:             Benefits and perquisites which Trump provides to its
                      employees generally as determined by Trump at the level of other similarly situated executives.

Vacation:             Four (4) weeks upon commencement of employment and four
                      (4) weeks each year thereafter until the established vacation policy vesting schedule is attained.

Severance:            Upon termination of your employment without Cause you will be entitled to receive a payment equal to twelve (12) months of your then current salary. You will also be reimbursed for your COBRA costs for an equivalent period.
                      You shall, in such event, execute any and all release documents customarily used for executive terminations requested by Trump as a condition precedent to obtaining such sum. As used herein, the term "Cause" shall refer to the following:

                      (i) theft, fraud, dishonesty, gross negligence or willful malfeasance by you in connection with the performance of his duties hereunder;

                      (ii) a material breach or material failure to fulfill and perform your duties hereunder, which breach or failure is not cured to the reasonable satisfaction of Trump within ten
                                 (10) days after written demand from Trump (if such breach is at all curable during such time in the reasonable determination of Trump; failing such determination, "Cause" shall have occurred upon the occurrence of such breach or failure;

                      (iii) conviction of a felony or a crime involving moral turpitude;

                      (iv) habitual neglect of duties or misconduct in the performance of your duties and responsibilities hereunder following an initial notice of warning from Trump with respect thereto;

                      (v) in the event your Casino Control Commission license is terminated and/or suspended or revoked by the Commission; or

                      (vi) a repeated or ongoing failure to comply with reasonable and lawful directions and instructions of management of Trump in connection with the performance of your duties and responsibilities hereunder following an initial notice of warning from Trump with respect thereto.

                      Upon termination for Cause, all of your rights under this Agreement shall immediately terminate and Trump shall have no further obligations. A termination of your employment with Trump upon your voluntary resignation or voluntary retirement shall be treated as a termination for Cause hereunder. Upon a termination for Cause, you shall receive in full satisfaction of all amounts due to you an amount equal to the remainder of Base Compensation through date of termination.


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Change of Control:    You may terminate your employment on your own initiative
                      within thirty days of a Change of Control and in such event you shall be entitled to the severance set forth above as if termination occurred without cause. Change of Control shall hereby mean the sale of or transfer of control over (whether by merger or otherwise) more than 50% of the undiluted common stock of the Company to or by any person or entity or affiliates of such person or entity or the sale of substantially all of the assets of the Company to a person or entity or affiliates of such person or entity not currently owing more than 50% of the undiluted common stock.


Non-compete:          a.         You agree that if you terminate your employment
                                 on your own initiative or if it is terminated for Cause within the first year of employment, you will not accept employment, either as an employee, consultant or independent contractor, with or on behalf of any casino licensee or casino license applicant in any market where we operate or within 200 miles thereof for the remaining months of the first year of employment.

                      b. You agree that for a period of twelve (12) months after the termination of your employment with Trump you shall not solicit or contact, directly or through any other company, any customers whom you have met, serviced, developed or continued to develop during your tenure with Trump;

                      c. You agree that for a period of twelve (12) months after the termination of your employment with Trump you shall not solicit or otherwise discuss employment, directly or through any other company, any employees of Trump, or any of its related or affiliated companies.

                      d. You acknowledge and agree that the restrictive covenants set forth herein are reasonable as to duration, terms and geographical area and that the same are necessary to protect the legitimate interests of Trump, impose no undue hardship on you and are not injurious to the public.

                      You acknowledge that upon your breach of this Agreement, Trump would sustain irreparable harm from such breach, and, therefore, you agree that in addition to any other remedies which Trump may have under this Agreement or otherwise, Trump's obligations to provide severance benefits to you shall immediately terminate, you shall have no claim to receive such benefits from Trump, the release document referred to above shall remain in all respects valid and binding, and Trump shall be entitled to obtain equitable relief, including specific performance


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                      and injunctions, restraining you from committing or
                      continuing any such violation of this section.

Indemnification:      Trump shall cover you under directors and officers
                      liability insurance both during, and while potential liability exists, after your employment with Trump in commercially reasonable amounts. Trump shall during and after your employment indemnify and hold you harmless to the fullest extent permitted by applicable law with regard to your actions or inactions in the performance of your duties as an officer, director and/or employee of Trump and its affiliates or as a fiduciary of any benefit plan of Trump and its affiliates.

Representation:       You acknowledge that your entering into this Agreement
                      does not violate any other agreement to which you or anyone on your behalf is a party.

Entire Agreement:     This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof.

GOVERNING LAW:        This Agreement shall be governed by, and construed in
                      accordance with, the laws of the State of New Jersey.

            Your employment is contingent upon the following:

            o obtaining or possessing a New Jersey Key license or such equivalent license or qualification required by New Jersey law,

            o     satisfactorily completion of a background and reference check,

            o your signing this Agreement, the TERH Code of Business Conduct and the TERH Employee Handbook,

            o compliance with all employment policies including the successful completion of a drug test,

            o your submission of appropriate documentation of employment eligibility in the United States.


                                               Very truly yours,

                                               /s/ Craig Keyser
                                               ---------------------------
                                               Craig Keyser
                                               Executive Vice President
                                               Human Resources
                                               TERH
LIP/ams


I agree and accept the terms of this Agreement.

/s/ James Rigot
-------------------------------------
James Rigot







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